EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-87748, 333-87750, and 333-128804) and Form S-3 (Nos. 333-130634, 333-136842, 333-141231, 333-153638, and 333-160911) of Smith & Wesson Holding Corporation and its subsidiaries of our reports dated June 30, 2011 relating to the consolidated financial statements and financial statement schedule and the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting, which appear in this Annual Report on
Form 10-K.

/s/ BDO USA, LLP BDO USA, LLP

Boston, Massachusetts
June 30, 2011